Exhibit 10(f)

ARCONIC INC.
2013 ARCONIC STOCK INCENTIVE PLAN
STOCK OPTION AWARD AGREEMENT
Grant Date: [ ]

The terms and conditions of this Global Stock Option Award Agreement, including Appendices A and B attached hereto, (the “Award Agreement”) are authorized by the Compensation and Benefits Committee of the Board of Directors. The Stock Option award is granted to the Participant under the 2013 Arconic Stock Incentive Plan, as amended and restated and as may be further amended from time to time (the “Plan”). Terms that are defined in the Plan have the same meanings in the Award Agreement.
NOTE: To avoid cancellation of the Stock Option, the Participant must affirmatively accept the Stock Option and the terms of this Award Agreement within 6 months of the grant date, as set forth in paragraph 41 of the Award Agreement.
General Terms and Conditions
1. The Stock Option award is subject to the terms and conditions set forth in the Participant’s account at Merrill Lynch’s OnLine® website www.benefits.ml.com, the provisions of the Plan and the Award Agreement. If the Plan and the Award Agreement are inconsistent, the provisions of the Plan will govern. Interpretations of the Plan and the Award Agreement by the Committee are binding on the Participant and the Company.
2. The exercise price (or option price) of the Stock Option is 100% of the fair market value per Share on the date of grant, unless the Participant’s account at Merrill Lynch’s OnLine® website www.benefits.ml.com, specifies a higher exercise price.
3. The expiration date of a Stock Option is ten years after the date of grant.
Vesting and Exercisability
4. The Stock Option vests on [ ].
5. Except as provided in paragraph 7, once vested, a Stock Option may be exercised until its expiration date, as long as the Participant remains an active employee of the Company or a Subsidiary. As an administrative matter, the vested portion of this Stock Option may be exercised only until the close of the New York Stock Exchange on the expiration date or such earlier termination date set forth in paragraph 7 or, if such date is not a business day on the New York Stock Exchange, the last business day before such date. Any later attempt to exercise the Stock Option will not be honored. The Participant is solely responsible for any election to exercise the Stock Option, and the Company has no obligation to provide notice to the Participant of any matter, including, but not limited to, the date the Stock Option terminates. Neither the Company nor any Subsidiary has any liability in the event of the Participant’s failure to timely exercise any vested Stock Option prior to its expiration.
6. Except as provided in paragraph 7:

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as a condition to exercise of a Stock Option, a Participant must remain an active employee of the Company or a Subsidiary until the date the option vests, and if a Stock Option vests as to some but not all Shares covered by the Award, the Participant must be an active employee on the date the relevant portion of the Award vests; and

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if the Participant’s employment with the Company (including its Subsidiaries) terminates prior to the vesting date of the Stock Option (or relevant option portion), the Stock Option (or relevant option portion) is forfeited and is automatically canceled.

7. The following are exceptions to the vesting and exercisability rules:

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Death or Disability: a Stock Option held by a Participant, who dies while an Employee or who is permanently and totally disabled while an Employee, is not forfeited but vests in accordance with the original vesting date. In the case of a Participant who dies while an Employee, any Stock Option that is vested must be exercised by a legal representative or beneficiary on the earlier of five years from the date of death or the original expiration date of the Stock Option. In the case of a Participant who is permanently and totally disabled while an Employee, any Stock

Option that is vested must be exercised on the earlier of five years from the date of such disability or the original expiration date of the Stock Option.
A Participant is deemed to be permanently and totally disabled if the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. A Participant shall not be considered to be permanently and totally disabled unless the Participant furnishes proof of the existence thereof in such form and manner, and at such times, as the Company may require. In the event of a dispute, the determination whether a Participant is permanently and totally disabled will be made by the Committee or its delegate.

•	Change in Control: a Stock Option vests if a Replacement Award is not provided following certain Change in Control events, as described in the Plan.

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Retirement: a Stock Option is not forfeited if it is held by a Participant who retires at least 6 months after the grant date under an applicable Company or Subsidiary plan (or if there is no Company or Subsidiary plan, a government retirement plan) in which the Participant is eligible for an immediate payment of a retirement benefit. In that event, any unvested portion of the Stock Option vests in accordance with the original vesting schedule of the grant, and any Stock Option that is vested will be exercisable until the earlier of five years from the date of retirement or the original expiration date of the Stock Option. Immediate commencement of a deferred vested pension benefit under a Company or Subsidiary retirement plan is not considered a retirement for these purposes.

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Divestiture: if a Stock Option is held by a Participant who is to be terminated from employment with the Company or a Subsidiary as a result of a divestiture of a business or a portion of a business of the Company and the Participant either becomes an employee of (or is leased or seconded to) the entity acquiring the business on the date of the closing, or the Participant is not offered employment with the entity acquiring the business and is terminated by the Company or a Subsidiary within 90 days of the closing of the sale, then, at the discretion of the Chief Executive Officer of the Company:

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Any unvested portion of the Stock Option will continue to vest under the original vesting schedule and once vested, will be exercisable until the earlier of the original expiration date of the Stock Option or two years from the date the Participant’s employment with the Company or a Subsidiary has been terminated; and

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Any vested portion of the Stock Option will remain exercisable until the earlier of the original expiration date of the Stock Option or two years from the date the Participant’s employment with the Company or a Subsidiary has been terminated.

For purposes of this paragraph, employment by “the entity acquiring the business” includes employment by a subsidiary or affiliate of the entity acquiring the business; and “divestiture of a business” means the sale of assets or stock resulting in the sale of a going concern. “Divestiture of a business” does not include a plant shut down or other termination of a business.

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Termination of Employment: if a Stock Option is held by a Participant whose employment with the Company (including its Subsidiaries) is terminated for any reason other than those described above in this paragraph 7, any unvested Stock Options will be forfeited on the date of termination of employment and any vested Stock Options will remain exercisable for 90 days after the date employment is terminated.

Option Exercise and Payment of Exercise Price
8. A vested, exercisable option is exercised when a signed notification of exercise is received by Merrill Lynch’s OnLine® website www.benefits.ml.com.

9. Payment in full of the exercise price of a Stock Option is due on the exercise date. Unless otherwise determined by the Company (except that no such determination may be made with respect to a Section 16 Insider), payment of the option exercise price may be made:

•	in cash (including a “broker-assisted cashless exercise” described in the next paragraph); or

•	by the delivery or presentation of Shares that have an aggregate fair market value on the date of exercise, which, together with any cash payment, equals or exceeds the Stock Option exercise price.
10. A Participant may elect to pay the cash exercise price of the option through a “broker-assisted cashless exercise,” using Merrill Lynch’s OnLine® website www.benefits.ml.com. On or prior to the exercise date, the Participant must deliver the Participant’s instruction directing and obligating the broker to (a) sell Shares (or a sufficient portion of the Shares) acquired upon exercise of the option and (b) remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from the exercise. Such proceeds are due not later than the third trading day after the exercise date.
11. Shares owned by a Participant include (a) those registered in the Participant’s name (or registered jointly with another person), (b) those held in a brokerage account owned by the Participant individually or jointly with another person, and (c) those held in a trust, partnership, limited partnership or other entity for the benefit of the Participant individually (or for the benefit of the Participant jointly with another person). Notwithstanding the foregoing, Shares owned by a Participant do not include Shares held in any qualified plan, IRA or similar tax deferred arrangement or Shares that are otherwise subject to potential accounting limitations regarding their use in stock swap transactions. The Company may require verification or proof of ownership or length of ownership of any shares delivered in payment of the exercise price of an option.
Taxes
12. All taxes required to be withheld under applicable tax laws in connection with the Stock Option must be paid by the Participant immediately upon exercise (or at the time of any other relevant taxable event).
13. The Company may satisfy applicable tax withholding obligations by any of the means set forth in Section 15(l) of the Plan, except that the Company shall not have discretion to withhold Shares from any Shares deliverable upon exercise if the Participant is subject to the short-swing profit rules of Section 16(b) of the Securities Exchange Act of 1934, as amended (a “Section 16 Insider”). Withholding taxes in the United States include applicable income taxes, federal and state unemployment compensation taxes and FICA/FUTA taxes.
14. The amount of taxes that may be paid by a Participant may be determined by applying the minimum rates or, to the extent permitted under applicable accounting principles, up to the maximum individual tax rate for the applicable tax jurisdiction required by applicable tax regulations.
15. The Participant acknowledges that neither the Company nor any Subsidiary has made any representation or given any advice to the Participant with respect to taxes.
Beneficiaries
16. If permitted by the Company, Participants will be entitled to designate one or more beneficiaries to receive all Stock Options that are unexercised at the time of the Participant’s death. All beneficiary designations will be on a beneficiary designation form approved for the Plan. Copies of the form are available from the Communications Center on Merrill Lynch’s Benefits OnLine® www.benefits.ml.com.
17. Beneficiary designations on an approved form will be effective at the time received by Merrill Lynch’s OnLine® website www.benefits.ml.com. A Participant may revoke a beneficiary designation at any time by written notice to Merrill Lynch’s OnLine® website www.benefits.ml.com or by filing a new designation form. Any designation form previously filed by a Participant will be automatically revoked and superseded by a later-filed form.
18. A Participant will be entitled to designate any number of beneficiaries on the form, and the beneficiaries may be natural or corporate persons.

19. The failure of any Participant to obtain any recommended signature on the form will not prohibit the Company from treating such designation as valid and effective. No beneficiary will acquire any beneficial or other interest in any Stock Option prior to the death of the Participant who designated such beneficiary.
20. Unless the Participant indicates on the form that a named beneficiary is to receive unexercised options only upon the prior death of another named beneficiary, all beneficiaries designated on the form will be entitled and required to join in the exercise of the option. Unless otherwise indicated, all such beneficiaries will have an equal, undivided interest in all such Stock Options.
21. Should a beneficiary die after the Participant but before the option is exercised, such beneficiary’s rights and interest in the option award will be transferable by last will and testament of the beneficiary or the laws of descent and distribution. A named beneficiary who predeceases the Participant will obtain no rights or interest in a stock option award, nor will any person claiming on behalf of such individual. Unless otherwise specifically indicated by the Participant on the beneficiary designation form, beneficiaries designated by class (such as “children,” “grandchildren” etc.) will be deemed to refer to the members of the class living at the time of the Participant’s death, and all members of the class will be deemed to take “per capita.”
22. If a Participant does not designate a beneficiary or if the Company does not permit a beneficiary designation, the Stock Options that are unexercised at the time of death of the Participant will be transferred to the Participant’s legal heirs pursuant to the Participant’s last will and testament or by the laws of descent and distribution and may be exercised by the legal heirs as set forth in paragraph 7.
Transferable Options
23. Upon approval of, and subject to such requirements as may be imposed by, the Company, vested Stock Options may be transferred to one or more immediate family members, individually or jointly. A trust, each of whose beneficiaries is the Participant or an immediate family member, will be deemed to be a family member for purposes of these rules.
24. Any permitted transfer of Stock Options shall be effective on the date written notice thereof, on a form approved for this purpose, is received. Copies of the form are available from the Communications Center on Merrill Lynch’s Benefits OnLine® website www.benefits.ml.com. As a condition to transfer, the Participant shall agree to remain responsible to pay the applicable taxes due in relation to the option. The Participant or the Participant’s estate will be required to provide sufficient evidence of ability to pay such taxes upon the Company’s request.
25. A transfer shall be irrevocable; no subsequent transfer by the transferee shall be effective. Notwithstanding the foregoing, a transferee shall be entitled to designate a beneficiary in accordance with the provisions of paragraphs 16 through 22 above. Except where a beneficiary has been designated, in the event of death of the transferee prior to option exercise, the transferee’s option will be transferable by last will and testament or the laws of descent and distribution.
26. Except as modified by the provisions of paragraphs 23 through 25, all terms applicable to option exercises by Participants are applicable to exercises by transferees. The Plan administrator may make and publish additional rules applicable to exercises by transferees not inconsistent with these provisions.
Adjustments
27. In the event of an Equity Restructuring, the Committee will equitably adjust the Stock Option as it deems appropriate to reflect the Equity Restructuring, which may include (i) adjusting the number and type of securities subject to the Stock Option; and (ii) adjusting the terms and conditions of the Stock Option, including the exercise price. The adjustments provided under this paragraph 27 will be nondiscretionary and final and binding on all interested parties, including the affected Participant and the Company; provided that the Committee will determine whether an adjustment is equitable.
Repayment/Forfeiture
28. Notwithstanding anything to the contrary herein, pursuant to Section 15(e) of the Plan the Committee has full power and authority, to the extent permitted by governing law, to determine that a Stock Option will be canceled or suspended at any time prior to a Change in Control: (i) if the Participant, without the consent of the Committee, while employed by the Company or a Subsidiary or after termination of such employment, becomes associated with, employed by, renders services to or owns any interest (other than an interest of up to 5% in a publicly traded company or any other nonsubstantial interest, as determined by the Committee) in any business that is in competition with the Company or any Subsidiary; (ii) in the event of the Participant’s willful engagement in conduct which is injurious to the Company or any Subsidiary, monetarily or otherwise; (iii) in the event of an Executive Officer’s misconduct described in Section 15(f) of the Plan; or (iv) in order to comply with applicable laws as described in Section 15(h) of the Plan.
Further, as an additional condition of receiving the Stock Option, the Participant agrees that the Stock Option and any benefits or proceeds the Participant may receive hereunder shall be subject to forfeiture and/or repayment to the Company to the extent required (i) under the terms of any recoupment or “clawback” policy adopted by the Company to comply with applicable laws or with the Company’s Corporate Governance Guidelines or other similar requirements, as such policy may be amended from time to time (and such requirements shall be deemed incorporated into the Award Agreement without the Participant’s consent) or (ii) to comply with any requirements imposed under applicable laws and/or the rules and regulations of the securities exchange or inter-dealer quotation system on which the Shares are listed or quoted, including, without limitation, pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Further, if the Participant receives any amount in excess of what the Participant should have received under the terms of the Stock Option for any reason (including without limitation by reason of a financial restatement, mistake in calculations or administrative error), all as determined by the Committee, then the Participant shall be required to promptly repay any such excess amount to the Company.
Miscellaneous Provisions
29. Stock Exchange Requirements; Applicable Laws. Notwithstanding anything to the contrary in the Award Agreement, no Shares purchased upon exercise of the Stock Option, and no certificate representing all or any part of such Shares, shall be issued or delivered if, in the opinion of counsel to the Company, such issuance or delivery would cause the Company to be in violation of, or to incur liability under, any securities law, or any rule, regulation or procedure of any U.S. national securities exchange upon which any securities of the Company are listed, or any listing agreement with any such securities exchange, or any other requirement of law or of any administrative or regulatory body having jurisdiction over the Company or a Subsidiary.
30. Shareholder Rights. No person or entity shall be entitled to vote, receive dividends or be deemed for any purpose the holder of any Shares until the Stock Option shall have been duly exercised to purchase such Shares in accordance with the provisions of the Award Agreement.
31. Notices. Any notice required or permitted under the Award Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by confirmed email, telegram, or fax or five days after being deposited in the mail, as certified or registered mail, with postage prepaid, and addressed to the Company at the Company’s principal corporate offices or to the Participant at the address maintained for the Participant in the Company’s records or, in either case, as subsequently modified by written notice to the other party.
32. Severability and Judicial Modification. If any provision of the Award Agreement is held to be invalid or unenforceable under the applicable laws of any country, state, province, territory or other political subdivision or the Company elects not to enforce such restriction, the remaining provisions shall remain in full force and effect and the invalid or unenforceable provision shall be modified only to the extent necessary to render that provision valid and enforceable to the fullest extent permitted by law. If the invalid or unenforceable provision cannot be, or is not, modified, that provision shall be severed from the Award Agreement and all other provisions shall remain valid and enforceable.
33. Successors. The Award Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, on the one hand, and the Participant and his or her heirs, beneficiaries, legatees and personal representatives, on the other hand.
34. Appendices. Notwithstanding any provisions in the Award Agreement, for Participants residing and/or working outside the United States, the Stock Option shall be subject to the additional terms and conditions set forth in Appendix A to the Award Agreement and to any special terms and conditions for the Participant’s country set forth in Appendix B to the Award Agreement. Moreover, if the Participant relocates outside the United States or relocates between the countries included in Appendix B, the additional terms and conditions set forth in Appendix A and the special terms and conditions for such country set forth in Appendix B will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendices constitutes part of the Award Agreement.
35. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Stock Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

36. Waiver. A waiver by the Company of breach of any provision of the Award Agreement shall not operate or be construed as a waiver of any other provision of the Award Agreement, or of any subsequent breach by the Participant or any other Participant.
37. No Advice Regarding Award. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.
38. Governing Law and Venue. As stated in the Plan, the Stock Option and the provisions of the Award Agreement and all determinations made and actions taken thereunder, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of New York, United States of America, without reference to principles of conflict of laws, and construed accordingly. The jurisdiction and venue for any disputes arising under, or any actions brought to enforce (or otherwise relating to), the Stock Option will be exclusively in the courts in the State of New York, County of New York, including the Federal Courts located therein (should Federal jurisdiction exist).
39. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
40. Entire Agreement. The Award Agreement and the Plan embody the entire understanding and agreement of the parties with respect to the subject matter hereof, and no promise, condition, representation or warranty, express or implied, not stated or incorporated by reference herein, shall bind either party hereto.
Acceptance of Award
41. As permitted by Section 15(c) of the Plan, receipt of this Award of Stock Options is subject to the Participant’s acceptance of the Stock Option and the terms of this Award Agreement and the Plan through Merrill Lynch’s OnLine® website www.benefits.ml.com and/or through such other procedures as may be required by the Company (Participant’s “Acceptance”). To avoid forfeiture of the Stock Option award, the Participant must provide such Acceptance within 6 months of the grant date of the Stock Option. The date as of which the Participant’s Stock Option shall be forfeited, if the Participant has not provided such Acceptance, will generally be set forth in the Participant’s account at Merrill Lynch’s OnLine® website. If the Participant does not provide Acceptance within this 6 month period, the Award of Stock Options will be cancelled in accordance with any administrative procedures adopted under the Plan.

APPENDIX A TO THE ARCONIC INC.
2013 Stock Incentive Plan
Global Stock Option Award Agreement
For Non-U.S. Participants
This Appendix A contains additional (or, if so indicated, different) terms and conditions that govern the Stock Option if the Participant resides and/or works outside of the United States. Capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and the Global Stock Option Award Agreement (the “Award Agreement”).
A. Termination. This provision supplements paragraph 7 of the Award Agreement.
The Company will determine when the Participant is no longer providing services for purposes of the Stock Option (including whether the Participant may still be considered to be providing services while on a leave of absence).
B. Responsibility for Taxes. This provision replaces paragraphs 12 through 15 of the Award Agreement (except if the Participant is a Section 16 Insider).
The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Subsidiary that employs the Participant (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Option, including, but not limited to, the grant, vesting or exercise of the Stock Option, the subsequent sale of Shares acquired upon exercise of the Stock Option and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the Stock Option or any aspect of the Stock Option to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. The Participant shall not make any claim against the Company, the Employer or any other Subsidiary, or their respective board, officers or employees related to Tax-Related Items arising from the Stock Option. Furthermore, if the Participant has become subject to tax in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, the Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by: (i) requiring a cash payment from the Participant; (ii) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer, (iii) withholding from the proceeds of the sale of Shares acquired pursuant to the Stock Option, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent); and/or (iv) withholding from the Shares to be issued upon exercise of the Stock Option.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the Share equivalent) or, if not refunded, the Participant may seek a refund from the local tax authorities. If the obligation for Tax-Related Items is satisfied by withholding in Shares, the Participant is deemed, for tax purposes, to have been issued the full number of Shares upon exercise of the Stock Option, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.
Finally, the Participant shall pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.
C.    Nature of Award. In accepting the Stock Option, the Participant acknowledges, understands and agrees that:
     a.    the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan;

     b.    this Award of Stock Options is exceptional, voluntary and occasional and does not create any contractual or other right to receive future Stock Options, or benefits in lieu of Stock Options, even if Stock Options have been granted in the past;
     c.    all decisions with respect to future Stock Options or other Awards, if any, will be at the sole discretion of the Company;
     d.    this Award of Stock Options and the Participant’s participation in the Plan shall not create a right to, or be interpreted as forming an employment or service contract with the Company and shall not interfere with the ability of the Employer to terminate the Participant’s employment contract (if any) at any time;
     e.    the Participant’s participation in the Plan is voluntary;
f.    this Award of Stock Options and the Shares acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;
     g.    this Award of Stock Options and the Shares acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation or salary for any purposes, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
h.    if the underlying Shares do not increase in value, the Stock Option will have no value;
     i.    if the Participant exercise the Stock Option and acquires Shares, the value of such Shares may increase or decrease in value, even below the exercise price;
     j.    the future value of the Shares subject to the Stock Option is unknown, indeterminable and cannot be predicted with certainty;
     k.    unless otherwise agreed with the Company, Stock Options and the Shares acquired under the Plan, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of any Subsidiary;
     l.    no claim or entitlement to compensation or damages shall arise from forfeiture of any portion of this Award of Stock Options resulting from termination of the Participant’s employment and/or service relationship (for any reason whatsoever and regardless of whether later found to be invalid or in breach of applicable laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any);
     m.    unless otherwise provided in the Plan or by the Company in its discretion, this Award of Stock Options and the benefits under the Plan evidenced by the Award Agreement do not create any entitlement to have this Award of Stock Options or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
     n.    neither the Company, the Employer nor any other Subsidiary shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Stock Option or of any amounts due to the Participant pursuant to the Stock Option or the subsequent sale of any Shares acquired under the Plan.
D. Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in the Award Agreement and any other grant materials by and among, as applicable, the Company, the Employer and any other Subsidiary for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Stock Options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

The Participant understands that Data may be transferred to Merrill Lynch, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of Data by contacting the Participant’s local human resources representative. The Participant authorizes the Company, Merrill Lynch and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. Further, the Participant understands that the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant this Award of Stock Options or other Awards to the Participant or administer or maintain such Awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local human resources representative.
Finally, upon request of the Company or the Employer, the Participant agrees to provide an executed data privacy consent form (or any other agreements or consents) that the Company and/or the Employer may deem necessary to obtain from the Participant for the purpose of administering the Participant’s participation in the Plan in compliance with the data privacy laws in the Participant’s country, either now or in the future. The Participant understands and agrees that he or she will not be able to participate in the Plan if the Participant fails to provide such consent or agreement as requested by the Company and/or the Employer.
E. Retirement. Notwithstanding paragraph 7 of the Award Agreement, if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in the Participant’s jurisdiction that would likely result in the favorable treatment applicable to the Stock Option pursuant to paragraph 7 being deemed unlawful and/or discriminatory, then the Company will not apply the favorable treatment at the time of the Participant’s retirement, and the Stock Option will be treated as set forth in the remaining provisions of paragraph 7 of the Award Agreement.
F. Language. The Participant acknowledges that he or she is sufficiently proficient in English to understand the terms and conditions of the Award Agreement. Further, if the Participant has received the Award Agreement, or any other document related to this Award of Stock Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
G. Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that, depending on his or her country, or the broker’s country, or the country in which the Shares are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect his or her ability to accept, acquire or sell, or attempt to sell or otherwise dispose of Shares or rights to Shares (e.g., Stock Options), or rights linked to the value of Shares, during such times as he or she is considered to have “inside information regarding the Company (as defined by the applicable laws or regulations in applicable jurisdictions, including the United States and the Participant’s country). Local insider trading laws and regulations may prohibit he cancellation or amendment of orders the Participant placed before possessing inside information. Furthermore, the Participant may be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Participant should consult his or her personal advisor on this matter.

H. Foreign Asset/Account Reporting Requirements, Exchange Controls and Tax Requirements. The Participant acknowledges that his or her country may have certain foreign asset and/or account reporting requirements and exchange controls which may affect his or her ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside his or her country. The Participant understands that he or she may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of the Participant’s participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. In addition, the Participant may be subject to tax payment and/or reporting obligations in connection with any income realized under the Plan and/or from the sale of Shares. The Participant acknowledges that it is his or her responsibility to be compliant with all such requirements, and that the Participant should consult his or her personal legal and tax advisors, as applicable, to ensure the Participant’s compliance.

APPENDIX B TO THE ARCONIC INC.
2013 Stock Incentive Plan
Global Stock Option Award Agreement
For Non-U.S. Participants
Capitalized terms used but not defined in this Appendix B have the meanings set forth in the Plan and the Global Stock Option Award Agreement (the “Award Agreement”).
Terms and Conditions
This Appendix B includes special terms and conditions that govern the Stock Option if the Participant resides and/or works in one of the countries listed below.
If the Participant is a citizen or resident of a country other than the country in which the Participant is currently residing and/or working, or if the Participant transfers to another country after the grant of the Stock Option or is considered a resident of another country for local law purposes, the Committee shall, in its discretion, determine to what extent the special terms and conditions contained herein shall be applicable to the Participant.
Notifications
This Appendix B also includes information regarding exchange controls, tax and certain other issues of which the Participant should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, tax and other laws in effect in the respective countries as of December 2017. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Appendix B as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Participant exercises the Stock Option or sells Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to his or her situation.
Finally, if the Participant is a citizen or resident of a country other than the country in which the Participant currently works and/or resides, or if the Participant transfers to another country after the grant of the Stock Option, or is considered a resident of another country for local law purposes, the information contained herein may not be applicable to the Participant in the same manner.
AUSTRALIA
Terms and Conditions
Australia Offer Document.
The grant of Stock Options is intended to comply with the provisions of the Corporations Act, 2011, Australian Securities & Investments Commission (“ASIC”) Regulatory Guide 49 and ASIC Class Order 14/1000. Additional details are set forth in the Offer Document to Australian resident employees, which is being provided to the Participant with the Award Agreement.
Notifications
Exchange Control Information.
Exchange control reporting is required for cash transactions exceeding A$10,000 and for international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on the Participant’s behalf.
Tax Information.
The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in the Act).

AUSTRIA
Notifications
Exchange Control Information.
If the Participant holds Shares obtained through the Plan outside of Austria, the Participant must submit a report to the Austrian National Bank. An exemption applies if the value of the Shares as of any given quarter does not meet or exceed €30,000,000 or as of December 31 does not meet or exceed €5,000,000. If the former threshold is exceeded, quarterly obligations are imposed, whereas if the later threshold is exceeded, annual reports must be given. If quarterly reporting is required, the reports must be filed by the fifteen day of the month following the last day of the respective quarter. The annual reporting date is December 31 and the deadline for filing the annual report is January 31 of the following year.
When Shares are sold or cash dividend or dividend equivalent payments are received, there may be exchange control obligations if the cash received is held outside of Austria. If the transaction volume of all the Participant’s accounts abroad meets or exceeds €10,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the fifteen of the following month.
BELGIUM
Terms and Conditions
Accepting the Stock Option.
The tax consequences to the Participant vary depending upon when the Participant accepts the Stock Option. Based on the current interpretation of Belgian tax law by the Belgian Minister of Finance, if the Participant accepts the Stock Option within 60 days from the offer date, the Participant will be subject to tax at the time of offer; or if the Participant accepts the Stock Option after 60 days from the offer date, the Participant will be subject to tax at the time of exercise. The Company is not in a position to provide the Participant with tax advice, so Participants should consult with his or her personal tax advisor to determine when the Participant should accept the Stock Option. The choice is at the Participant’s risk and neither the Company nor any of its Subsidiaries may be held liable for damages, if any, that the Participant may incur should the Minister of Finance’s interpretation not be upheld (with respect to taxation at exercise for Stock Option awards accepted after 60 days following the offer date).
The Participant is strongly encouraged to consult his or her tax advisor in deciding which choice to make with respect to the Stock Option.
Notifications
Foreign Asset/Account Reporting Information.
If the Participant is a Belgian resident, the Participant is required to report any bank accounts opened and maintained outside of Belgium (e.g., brokerage accounts opened in connection with the Plan) on his or her annual tax return. In a separate report, the Participant is required to provide the National Bank of Belgium with certain details regarding such foreign accounts (including the account number, bank name and country in which any such account was opened). This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under Kredietcentrales / Centrales des crédits caption. The Participant should consult with his or her personal tax advisor to determine his or her personal reporting obligations.
Stock Exchange Tax.
From January 1, 2017, a stock exchange tax applies to transactions executed through a non-Belgian financial intermediary. The stock exchange tax will likely apply when the Shares are sold. The Participant should consult with his or her personal tax advisor to determine his or her obligations with respect to the stock exchange tax.

BRAZIL
Terms and Conditions
Compliance with Law.
By accepting the Stock Option, the Participant acknowledges that he or she agrees to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the exercise of the Stock Options, the sale of the Shares acquired under the Plan and the receipt of any dividends.
Acknowledgment of Nature of the Grant.
This provision supplements paragraph C “Nature of Award” of Appendix A:
By accepting and/or exercising the Stock Option, the Participant agrees that he or she is making an investment decision, the Stock Option may be exercised only if the vesting conditions are met and any necessary services are rendered by the Participant over the vesting period, and the value of the underlying Shares is not fixed and may increase or decrease in value without compensation to the Participant.
Notifications
Exchange Control Information.
If the Participant is a resident of or domiciled in Brazil, he or she will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of the assets and rights is equal to or greater than US$100,000. If such amount exceeds US$100,000,000, the declaration must be submitted quarterly. Assets and rights that must be reported include Shares acquired under the Plan.
Tax on Financial Transactions (IOF).
The remittance of funds from Brazil, the repatriation of funds (e.g., sale proceeds) into Brazil and the conversion of USD into BRL associated with such fund transfers may be subject to the Tax on Financial Transactions. It is the Participant’s responsibility to comply with any applicable Tax on Financial Transactions arising from the Participant’s participation in the Plan. The Participant should consult with his or her personal tax advisor for additional details.
CANADA
Terms and Conditions
Payment of Exercise Price and Tax-Related Items.
Notwithstanding any provision in the Plan or the Award Agreement (including Appendix A), the Participant is prohibited from delivering Shares that have been owned by the Participant to pay the exercise price or Tax-Related Items in connection with the Stock Option.
Termination of Service. The following provision replaces paragraph A “Termination” of Appendix A.
For purposes of the Stock Option, the Participant’s employment relationship will be considered terminated (regardless of the reason for such termination and whether or not later found to be invalid or in breach of Canadian laws or the terms of the Participant’s employment agreement, if any)effective as of the date that is the earlier of (i) the date of the Participant’s termination, (ii) the date the Participant receives notice of termination, or (iii) the date the Participant is no longer actively providing service and will not be extended by any notice period (e.g., active service would not include any contractual notice period or any period of “garden leave” or similar period mandated under Canadian laws or the terms of the Participant’s employment agreement, if any). Unless otherwise expressly provided in the Award Agreement or determined by the Company, the Participant’s right to vest in the Stock Option, if any, will terminate effective as of such date and any period to exercise the Stock Option after termination will start to run on such date. The Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing service for purposes of the Stock Option (including whether the Participant may still be considered to be providing services while on a leave of absence).

The Following Provisions Apply for Participants Resident in Quebec:
Consent to Receive Information in English.
The Participant acknowledges that it is the express wish of the parties that the Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be written in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de Conditions d’attribution, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.
Authorization to Release and Transfer Necessary Personal Information. The following provision supplements paragraph D “Data Privacy” of Appendix A.
The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Company, any Subsidiary and the administrator of the Plan to disclose and discuss the Plan with their advisors. The Participant further authorizes the Company and any Subsidiary to record such information and to keep such information in the Participant’s employee file.
Notifications
Securities Law Information.
The Participant acknowledges that he or she is permitted to sell the Shares acquired under the Plan through the designated broker appointed by the Company, provided the sale of the Shares takes place outside of Canada through facilities of a stock exchange on which the Shares are listed (i.e., the NYSE).
Foreign Asset/Account Reporting Information.
Canadian residents are required to report to the tax authorities certain foreign property (including Stock Options) on form T1135 (Foreign Income Verification Statement) if the total cost of the foreign property exceeds C$100,000 at any time in the year. The form must be filed by April 30 of the following year. Stock Options must be reported-generally at a nil cost-if the C$100,000 cost threshold is exceeded because of other foreign property the Participant holds. If Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would normally equal the fair market value of the Shares at exercise, but if the Participant owns other Shares, this ACB may have to be averaged with the ACB of the other Shares. The Participant should consult with his or her personal legal advisor to ensure compliance with applicable reporting obligations.
CHINA
Terms and Conditions
The following terms and conditions will apply to Participants who are subject to exchange control restrictions and regulations in the People’s Republic of China (“the PRC”), including the requirements imposed by the State Administration of Foreign Exchange (“SAFE”), as determined by the Company in its sole discretion:
Cashless Exercise Restriction.
Notwithstanding anything to the contrary in the Award Agreement or the Plan, to facilitate compliance with exchange control laws in the PRC, the Participant will be required to exercise the Stock Option using a cashless sell-all exercise method whereby all Shares subject to the exercised Stock Option will be sold immediately upon exercise and the proceeds of sale, less the exercise price, any Tax-Related Items and broker’s fees or commissions, will be remitted to the Participant in accordance with any applicable exchange control laws and regulations. The Participant will not be permitted to hold Shares after exercise. The Company reserves the right to provide additional methods of exercise to the Participant depending on the development of local law.

Termination of Employment.
Due to exchange control laws in the PRC, notwithstanding any provision in the Plan or the Award Agreement, the Participant may be required to exercise any Stock Option within a certain period of time (determined by the Company) after termination. If the Stock Option is not exercised by the Participant by the end of this period, the Stock Option shall be forfeited and cancelled.
Furthermore, the Participant agrees that the Company reserves the right to require the sale of any Shares acquired at exercise of the Stock Option upon the termination of the Participant’s employment for any reason. The Participant hereby authorizes the sale of all Shares issued to the Participant as soon as administratively practicable after the applicable termination of employment and pursuant to this authorization. The Participant further agrees that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such Shares and the Participant expressly authorizes the Company’s designated broker to complete the sale of such Shares. The Participant also agrees to sign any agreements, forms and/or consents that may be reasonably requested by the Company (or the designated broker) to effectuate the sale of the Shares (including, without limitation, as to the transfers of proceeds and other exchange control matters noted below) and shall otherwise cooperate with the Company with respect to such matters, provided that the Participant shall not be permitted to exercise any influence over and, when or whether the sales occur. The Participant acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Due to currency exchange conversion rate fluctuation between the applicable exercise date of the Stock Option and (if later) the date on which the Shares are sold, the amount of proceeds ultimately distributed to the Participant may be more or less than the market value of the Shares on the applicable exercise date (which is the relevant amount for purposes of calculating amounts necessary to satisfy applicable Tax-Related Items). The Participant understands and agrees that the Company is not responsible for any amount of loss the Participant may incur and the Company assumes no liability for any fluctuations in the Share price and/or any applicable exchange rate.
Upon the sale of the Shares, the Company agrees to pay the cash proceeds from the sale (less any Tax-Related Items, brokerage fees and commissions) to the Participant in accordance with the applicable exchange control laws and regulations, including but not limited to the restrictions set forth in this Appendix B for China below under “Exchange Control Restrictions.”
Exchange Control Restrictions.
The Participant understands and agrees that, pursuant to local exchange control requirements, the Participant will be required to immediately repatriate any cash payments or proceeds obtained with respect to participation in the Plan to the PRC. The Participant further understands that such repatriation of any cash payments or proceeds may need to be effectuated through a special exchange control account established by the Company or any Subsidiary, and the Participant hereby consents and agrees that any payment or proceeds may be transferred to such special account prior to being delivered to the Participant.
Any payment or proceeds may be paid to the Participant in U.S. dollars or local currency at the Company’s discretion. If the payments or proceeds are paid to the Participant in U.S. dollars, the Participant will be required to set up a U.S. dollar bank account in the PRC (if the Participant does not already have one) so that the payments or proceeds may be deposited into this account. If the payments or proceeds are paid to the Participant in local currency, the Company is under no obligation to secure any particular currency exchange rate and the Company may face delays in converting the payments or proceeds to local currency due to exchange control restrictions. The Participant agrees to bear any currency exchange rate fluctuation risk between the time the cash proceeds are received and the time the cash proceeds are distributed to the Participant through the special account described above. The Participant further agrees to comply with any other requirements that may be imposed by the Company in the future to facilitate compliance with exchange control requirements in the PRC.
Exchange Control Information.
PRC residents may be required to report to SAFE all details of their foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-PRC residents.

FRANCE
Terms and Conditions
Language Consent.
By accepting the Stock Option and the Award Agreement, which provide for the terms and conditions of the Stock Option, the Participant confirms having read and understood the documents relating to this Award (the Plan and the Award Agreement, including the Appendices) which were provided to the Participant in English. The Participant accepts the terms of those documents accordingly.
En acceptant l’attribution d’e Stock Option et ce Contrat d’Attribution qui contient les termes et conditions de Stock Option, le Participant confirme avoir lu et compris les documents relatifs à cette attribution (le Plan et le Contrat d’Attribution, ainsi que les Annexes) qui ont été transmis au Participant en langue anglaise. Le Participant accepte ainsi les conditions et termes de ces documents.
Notifications
Tax Information.
The Stock Options are not intended to be French tax-qualified awards.
Foreign Asset/Account Reporting Information.
French residents are required to report all foreign accounts (whether open, current or closed) to the French tax authorities when filing their annual tax returns. The Participant should consult his or her personal advisor to ensure compliance with applicable reporting obligations.
GERMANY
Notifications
Exchange Control Information.
If the Participant receives cross-border payments in excess of €12,500 in connection with the sale of securities (including Shares acquired under the Plan) or the receipt of any dividends or dividend equivalent payments, such payment must be reported monthly to the German Federal Bank (Bundesbank).  The Participant is responsible for the reporting obligation and should file the report electronically by the fifth day of the month following the month in which the payment is made. A copy of the report (“Allgemeines Meldeportal Statistik”) can be accessed via Bundesbank’s website (www.bundesbank.de) and is available in both German and English.
HUNGARY
There are no country-specific provisions.
INDIA
Exchange Control Information.
Indian residents are required to repatriate to India all proceeds received from the sale of Shares within 90 days of receipt and any dividends or dividend equivalent payments within 180 days of receipt, or within such other period of time as may be required under applicable regulations. The Participant must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Company requests proof of repatriation. It is the Participant’s responsibility to comply with applicable exchange control laws in India.

Foreign Asset/Account Reporting Information.
The Participant is required to declare any foreign bank accounts and any foreign financial assets (including Shares held outside India) in the Participant’s annual tax return. The Participant is responsible for complying with this reporting obligation and should confer with his or her personal tax advisor in this regard.
JAPAN
Notifications
Exchange Control Information.
Japanese residents purchasing Shares valued at more than ¥100,000,000 in a single transaction must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days of the acquisition of the Shares.
In addition, Japanese resident Participants paying more than ¥30,000,000 in a single transaction for the purchase of Shares when the resident Participant exercises the Stock Option must file a Payment Report with the Ministry of Finance through the Bank of Japan within 20 days of the date that the payment is made. The precise reporting requirements vary depending on whether or not the relevant payment is made through a bank in Japan.
Please note that a Payment Report is required independently from a Securities Acquisition Report; therefore, the Japanese resident Participant must file both a Payment Report and a Securities Acquisition Report if the total amount that the resident Participant pays in a single transaction for exercising the Stock Option and purchasing Shares exceeds ¥100,000,000.
Foreign Asset/Account Reporting Information.
The Participant will be required to report details of any assets held outside of Japan as of December 31 (including any Shares acquired under the Plan) to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report will be due by March 15 of the following year. The Participant should consult with his or her personal tax advisor as to whether the reporting obligation applies to the Participant and whether the Participant will be required to report details of any outstanding Stock Options, Shares or cash held by the Participant in the report.
KOREA
Notifications
Exchange Control Information.
Exchange control laws require Korean residents who realized US$500,000 or more from the sale of Shares or the receipt of dividends in a single transaction before July 18, 2017 to repatriate the proceeds back to Korea within three years of the sale/receipt.
Foreign Asset/Account Reporting Information.
If the Participant is a Korean resident, the Participant must declare all of his or her foreign financial accounts (including any brokerage account) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 1 billion (or an equivalent amount in foreign currency).The Participant should consult with his or her personal tax advisor as to whether the reporting obligation applies.
MEXICO
Terms and Conditions
Policy Statement.
The Stock Option is a unilateral and discretionary award and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.

The Company, with offices at 390 Park Avenue, New York City, New York, 10022 U.S.A., is solely responsible for the administration of the Plan, and participation in the Plan and the Stock Option does not, in any way, establish an employment relationship between the Participant and the Company since the Participant is participating in the Plan on a wholly commercial basis and the sole employer is a Mexican Subsidiary, nor does it establish any rights between the Participant and the Employer.
Plan Document Acknowledgment.
By accepting the Stock Option, the Participant acknowledges that he or she has received copies of the Plan, has reviewed the Plan and the Award Agreement in their entirety, and fully understands and accepts all provisions of the Plan and the Award Agreement, including the Appendices.
In addition, the Participant expressly approves that: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) neither the Company nor any Subsidiary is responsible for any decrease in the value of the Shares acquired upon exercise of the Stock Option.
Finally, the Participant hereby declares that he or she does not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of his or her participation in the Plan and therefore grant a full and broad release to the Employer, the Company and its other Subsidiaries with respect to any claim that may arise under the Plan.
Spanish Translation
Declaración de Política.
El otorgamiento de la Opción es unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificar y discontinuar el mismo en cualquier momento, sin responsabilidad alguna.
La Compañía, con oficinas registradas ubicadas en 390 Park Avenue, New York, New York, 10022, EE.UU., es únicamente responsable por la administración del Plan, y el otorgamiento de la Opción no establece de forma alguna una relación de trabajo entre el Participante y la Compañía, ya que el Participante está participando en el Plan es sobre una base totalmente comercial, y el único patrón es una Afiliado Mexicana y tampoco establece ningún derecho entre usted y el Patrón.
Reconocimiento del Documento del Plan.
Al aceptar el otorgamiento de la Opción, el Participante reconoce que ha recibido copias del Plan, ha revisado el Plan y los Términos del Otorgamiento en su totalidad, y que entiende y acepta completamente todas las disposiciones contenidas en el Plan y en los Términos del Otorgamiento, incluyendo los Apéndices.
Adicionalmente, el Participante aprueba expresamente que: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en el Plan se ofrecen por la Compañía de forma totalmente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañía, cualquier Filial y el Patrón no son responsables por ninguna disminución en el valor de las Acciones que se adquieran al ejercer la Opción.
Finalmente, el Participante declara que no se reserva ninguna acción o derecho alguno para interponer una reclamación o demanda en contra de la Compañía por compensación, daño o perjuicio alguno como resultado de su participación en el Plan y, por lo tanto, otorga el más amplio y total finiquito al Patrón, a Compañía y sus Filiales en relación con cualquier reclamación o demanda que pudiera surgir de conformidad con el Plan.
NETHERLANDS
There are no country-specific provisions.

RUSSIA
Terms and Conditions
U.S. Transaction.
The Participant understands that the grant of the Stock Option is a right to receive Shares if certain conditions are met and that the offer is made by the Company in the United States. Upon exercise of the Stock Option, any Shares to be issued to the Participant shall be delivered to the Participant through a brokerage account in the United States. The Participant is not permitted to sell Shares directly to other Russian legal entities or residents.
Notifications
Exchange Control Information.
Under current exchange control regulations, within a reasonably short time after the sale of Shares acquired upon exercise or the receipt of dividend equivalent payments, the Participant is required to repatriate such funds received in connection with the Plan to the Participant’s bank account in Russia prior to using those proceeds for any purpose including reinvestments. Such proceeds must be initially credited to the Participant through a foreign currency account at an authorized bank in Russia. After the proceeds are initially received in Russia, they may be further remitted to foreign banks in accordance with Russian exchange control laws. The Participant is strongly encouraged to contact the Participant’s personal advisor to confirm the applicable Russian exchange control rules because significant penalties may apply in the case of non-compliance and because exchange control requirements may change.
Securities Law Information.
The grant of the Stock Option and the distribution of the Plan and all other materials the Participant may receive regarding participation in the Plan do not constitute an offering or the advertising of securities in Russia. The issuance of Shares pursuant to the Plan has not and will not be registered in Russia and, therefore, the Shares may not be used for an offering or public circulation in Russia. In no event will Shares be delivered to the Participant in Russia; all Shares acquired under the Plan will be maintained on the Participant’s behalf in the United States.
Data Privacy Acknowledgement.
The Participant hereby acknowledges that he or she has read and understands the terms regarding collection, processing and transfer of Data contained in Appendix A to the Award Agreement and by participating in the Plan, the Participant agrees to such terms. In this regard, upon request of the Company or the Employer, the Participant agrees to provide an executed data privacy consent form to the Company or the Employer (or any other agreements or consents that may be required by the Company or the Employer) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws of Russia, either now or in the future.
Labor Law Information.
If the Participant continues to hold Shares after involuntary termination, the Participant may not be eligible to receive unemployment benefits in Russia.
Anti-Corruption Legislation Information.
Individuals holding public office in Russia, as well as their spouses and dependent children, may be prohibited from opening or maintaining a foreign brokerage or bank account and holding any securities, whether acquired directly or indirectly, in a foreign company (including Shares acquired under the Plan). The Participant is strongly advised to consult with his or her personal legal advisor to determine whether the restriction applies to the Participant.
SPAIN
No Entitlement for Claims or Compensation.
The following provisions supplement paragraph A “Termination” of Appendix A:

By accepting the Stock Option, the Participant consents to participation in the Plan and acknowledges that Participant has received a copy of the Plan.
The Participant understands and agrees that, as a condition of the grant of the Stock Option, if the Participant’s employment terminates, unless otherwise provided in the Award Agreement or by the Company, any unvested Stock Options shall be forfeited without entitlement to the underlying Shares or to any amount as indemnification in the event of a termination, including, but not limited to: resignation, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985.
The Participant understands that the Company has unilaterally, gratuitously and in its sole discretion decided to grant Stock Options under the Plan to individuals who may be Employees of the Company or a Subsidiary. The decision is limited and entered into based upon the express assumption and condition that any grant will not economically or otherwise bind the Company or its Subsidiaries, including the Employer, on an ongoing basis, other than to the extent set forth in the Award Agreement. Consequently, the Participant understands that the Stock Option is granted on the assumption and condition that the Stock Option and any Shares issued upon exercise are not part of any employment or service agreement (either with the Company or any Subsidiary, including the Employer) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Furthermore, the Participant understands and freely accepts that there is no guarantee that any benefit whatsoever shall arise from the grant of the Stock Option, which is gratuitous and discretionary, since the future value of the Stock Option and the underlying Shares is unknown and unpredictable. The Participant also understands that the grant of the Stock Option would not be made but for the assumptions and conditions set forth hereinabove; thus, the Participant understands, acknowledges and freely accepts that, should any or all of the assumptions be mistaken or any of the conditions not be met for any reason, the Stock Option and any right to the underlying Shares shall be null and void.
Notifications
Securities Law Information.
No “offer of securities to the public”, as defined under Spanish law, has taken place or will take place in the Spanish territory with respect to the Stock Option. No public offering prospectus has been nor will be registered with the Comisión Nacional del Mercado de Valores (Spanish Securities Exchange Commission) (“CNMV”). Neither the Plan nor the Award Agreement constitute a public offering prospectus and they have not been, nor will they be, registered with the CNMV.
Exchange Control Information.
It is the Participant’s responsibility to comply with exchange control regulations in Spain. The Participant must declare the acquisition of Shares for statistical purposes to the Spanish Direccion General de Comercio e Inversiones (the “DGCI”) of the Ministry of Economy and Competitiveness. In addition, the Participant must also file a Form D-6 with the Directorate of Foreign Transaction each January in which the Shares are owned. The sale of Shares also must be declared on Form D-6 filed with the DGCI in January, unless the sale proceeds exceed the applicable threshold (currently €1,502,530), in which case, the filing is due within one month after the sale.
Foreign Asset/Account Reporting Information.
The Participant is required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the Shares held in such accounts if the value of the transactions during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceed €1,000,000.
Further, to the extent that the Participant holds Shares and/or has bank accounts outside Spain with a value in excess of €50,000 (for each type of asset) as of December 31, the Participant will be required to report information on such assets on his or her tax return (tax form 720) for such year. After such Shares and/or accounts are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported Shares or accounts increases by more than €20,000 or if the Participant sells or otherwise disposes of any previously-reported Shares or accounts.

SWITZERLAND
Notifications
Securities Law Information.
The grant of the Stock Option under the Plan is considered a private offering in Switzerland and is, therefore, not subject to registration in Switzerland. Neither this document nor any other material related to the Stock Option constitutes a prospectus as such term is understood pursuant to Article 652a of the Swiss Code of Obligations, and neither this document nor any other materials related to the Stock Option may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing materials relating to the Awards have been or will be filed with, approved or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority (FINMA)).
UNITED KINGDOM
Terms and Conditions
Responsibility for Taxes. The following supplements paragraph B “Responsibility for Taxes” of Appendix A.
Without limitation to the paragraph B “Responsibility for Taxes” of Appendix A, the Participant agrees that the Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or the Employer or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will have to pay to HMRC (or any other tax authority or any other relevant authority) on the Participant’s behalf.
Notwithstanding the foregoing, if the Participant is a Director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934), the Participant may not be able to indemnify the Company or the Employer for the amount of any income tax not collected from or paid by the Participant, as it may be considered a loan. In this case, the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and employee National Insurance contributions (“NICs”) may be payable. The Participant agrees to report and pay any income tax due on this additional benefit directly to HMRC under the self-assessment regime and to pay the Employer for the value of the employee NICs due on this additional benefit, which the Company or the Employer may recover from the Participant by any of the means referred to in the Award Agreement, including the Appendices.